Exhibit 99.1

US $

Resolute Reports Preliminary Second Quarter 2018 Results

•	Q2 GAAP net income of $72 million or $0.77 per diluted share
•	Adjusted EBITDA of $172 million, up 59% from first quarter
•	Debt repayment of $105 million; liquidity at $517 million
•	Supercalendered paper cash duty deposits of $60 million to be returned with interest

MONTRÉAL, CANADA, August 2, 2018 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended June 30, 2018, of $72 million, or $0.77 per diluted share, compared to a net loss of $74 million, or $0.82 per share, in the same period in 2017. Sales were $976 million in the quarter, an increase of $118 million from the year-ago period. Excluding special items, the company reported net income of $66 million, or $0.71 per share, compared to a net loss, excluding special items, of $3 million, or $0.03 per share, in the second quarter of 2017.

“Overall positive price momentum and improved operational performance led to record profitability this quarter. Our strong financial results allowed repayment of $105 million of debt during the quarter, significantly improving our balance sheet and leverage,” said Yves Laflamme, president and chief executive officer. “We are also very pleased that the countervailing duty order on supercalendered paper has recently been revoked, resulting in a $60 million refund of duty deposits over the coming months.”

A new four-year collective agreement was also ratified, shortly after the end of the second quarter, with the company’s largest Canadian union, Unifor, covering 1,000 employees at six of its sawmills. Earlier in the year, Resolute reached a new four-year collective agreement covering 1,100 employees at eight of the company’s Canadian pulp and paper mills.

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded operating income of $121 million in the quarter, compared to $48 million in the first quarter of 2018. The $73 million improvement reflects higher prices realized across almost all of our product offerings ($58 million), a reduction in energy costs, largely seasonal, favorable fiber usage, and higher shipments following distribution constraints in the first quarter. The operating results also benefited from the effect of the weaker Canadian dollar. These favorable elements more than compensated for the 20% increase in market-based stumpage fees and a rise in recovered paper prices. Maintenance and labor costs were also higher this quarter, largely related to the scheduled outages at two of our pulp mills.

Market Pulp

Operating income in the market pulp segment was $41 million, $8 million higher than the first quarter. Positive pulp price momentum continued in the quarter, resulting in a $37 increase in the average transaction price to $747 per metric ton. While productivity improved at most mills, shipments were down 9,000 metric tons, largely due to scheduled maintenance outages at the Catawba (South Carolina) and Calhoun (Tennessee) mills, as well as the planned inventory buildup at Saint-Félicien (Quebec), ahead of the extended outage required for the previously announced strategic investment. As a result, inventory increased by 17,000 metric tons. The operating cost per unit (the “delivered cost”) increased by $12 per metric ton due to planned maintenance outages and higher recovered paper prices, offset in part by lower wood and fuel expenses, mostly stemming from improved efficiency. Pricing gains outweighed lower volumes and higher costs, resulting in EBITDA of $49 million in the quarter, or $137 per metric ton, up from $110 per metric ton in the first quarter.

Tissue

The tissue segment incurred an operating loss of $10 million, compared to $1 million in the first quarter, largely attributable to the first time inclusion of Calhoun’s results in the second quarter. When compared to the previous quarter, Calhoun’s operating results improved by $3 million, mainly due to an increase in shipments. If Calhoun’s first quarter sales, previously recorded as a reduction of start-up costs, were included in the tissue segment, overall tissue sales would have risen by 5%, as product mix shifted favorably towards more converted product volume. Finished goods inventory decreased by 3,000 short tons. The delivered cost remains elevated as we continue to optimize productivity. EBITDA for the segment was negative $5 million.

Wood Products

Compared to the first quarter, operating income in the wood products segment improved by $26 million, to $79 million. The increase is almost entirely attributable to the rise in average transaction price, up $55 to $514 per thousand board feet, as new highs were reached for most grades during the quarter. Shipments also increased by 39 million board feet as a result of improvements in rail car availability. Finished goods inventory dropped by 9% to 128 million board feet. Despite better fiber recovery, the delivered cost rose by $13 per thousand board feet to $355 due to higher market-based stumpage fees linked to lumber selling prices, a rise in diesel fuel cost, and an increase in maintenance activity. EBITDA for the segment was $86 million, compared to $61 million in the first quarter, reflecting a margin of 34%.

Newsprint

At $18 million in the second quarter, newsprint generated $22 million more operating income compared to the first quarter. Sales rose by 16% as the average transaction price improved by $26 per metric ton and shipments increased by 38,000 metric tons to 393,000, following freight constraints and timing of export sales in the first quarter. Finished goods inventory at the end of the quarter was 8,000 metric tons lower, at 85,000. The delivered cost also improved by $30 per metric ton, largely due to higher volumes and a seasonal reduction in energy costs, offset in part by higher planned maintenance. EBITDA improved by $54 per metric ton from the previous quarter, reaching $88 per metric ton, or $35 million.

Specialty Papers

The specialty papers segment generated operating income of $4 million in the second quarter, compared to an operating loss of $7 million in the first quarter. Realized pricing continued to strengthen, reaching $701 per short ton, an increase of $26, while the delivered cost decreased by $10 per short ton to $688, as improved efficiency led to lower fuel costs. EBITDA rose to $16 million, or $57 per short ton, compared to $5 million in the previous quarter.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating income improved by $169 million, compared to the second quarter of 2017. The favorable pricing environment across almost all of our products added $145 million to our results compared to 2017, as the average transaction price increased by 33% for wood products, 18% for market pulp, 15% for newsprint and 8% for specialty papers. The improvement in operating income also included the elimination of fixed costs due to capacity closures in our paper segments ($20 million) in 2017. In addition, there were no significant closure and other related charges in the quarter, compared to $65 million in the same quarter of 2017.

These favorable items were partially offset by an increase in manufacturing costs ($26 million), mainly resulting from scheduled maintenance and higher market-related fiber costs, a 15% rise in freight expenses ($16 million), and the unfavorable impact of the stronger Canadian dollar ($15 million).

Corporate and Finance

During the quarter, the company generated $158 million of cash from operations. After $28 million of capital expenditures and $37 million of cash duty deposits, $105 million of debt was repaid, and liquidity rose to $517 million.

Following the revocation of the countervailing duty order on supercalendered paper by the U.S. Department of Commerce, all of the $60 million of cash deposits previously paid will be returned with interest. Including $67 million for softwood lumber and $6 million for uncoated groundwood papers, cumulative duty deposits of $133 million are recorded on our balance sheet.

Standard & Poor’s Global Ratings recently revised the company’s outlook to stable and affirmed the BB- long-term corporate rating.

Outlook

“Our view on pulp markets remain optimistic through the third quarter, as supply and demand dynamics are expected to be strong in most markets. Despite extensive pulp downtime related to the major capital project in Saint-Félicien, which will increase pulp production in the long term, we expect our pulp performance to remain solid. We believe the underlying market fundamentals for lumber will support healthy operating results in the medium term, in spite of a recent pull back in lumber prices. Paper markets are expected to remain favorable in the third quarter, as we continue to benefit from rising prices across our product offering. For tissue, we have made progress in increasing sales and market penetration. Our operations are now focused on supporting our strengthening market position,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until August 16, 2018, by dialing (800) 585-8367, conference number 1689773.

Description of Special Items

Special items (in millions)	Second quarter 2018	Second quarter 2017
Foreign currency translation loss (gain)	$1	$(3)
Closure costs, impairment and other related charges	1	65
Inventory write-downs related to closures	—	9
Start-up costs	—	7
Net gain on disposition of assets	(4)	—
Non-operating pension and OPEB credits	(12)	(1)
Other expense (income), net	2	(2)
Income tax effect of special items	6	(4)

Total	$(6)	$71

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun (Tennessee) tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local weather conditions and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; countervailing or anti-dumping duties on imports to the U.S. of most of our paper products and substantially all of our softwood lumber products produced at our Canadian mills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; adverse outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2017.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
Sales	$976	$858	$1,850	$1,730
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	639	646	1,253	1,317
Depreciation and amortization	54	50	107	101
Distribution costs	123	108	239	218
Selling, general and administrative expenses	42	37	85	79
Closure costs, impairment and other related charges	1	65	1	72
Net gain on disposition of assets	(4)	—	(4)	—

Operating income (loss)	121	(48)	169	(57)
Interest expense	(11)	(12)	(24)	(23)
Non-operating pension and other postretirement benefit credits (2)	12	1	25	4
Other (expense) income, net	(3)	5	(10)	5

Income (loss) before income taxes	119	(54)	160	(71)
Income tax provision	(47)	(19)	(78)	(48)

Net income (loss) including noncontrolling interests	72	(73)	82	(119)
Net income attributable to noncontrolling interests	—	(1)	—	(2)

Net income (loss) attributable to Resolute Forest Products Inc.	$72	$(74)	$82	$(121)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.79	$(0.82)	$0.90	$(1.34)
Diluted	0.77	(0.82)	0.88	(1.34)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	91.3	90.3	91.2	90.3
Diluted	93.2	90.3	93.1	90.3

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6	$6
Accounts receivable, net:
Trade	387	399
Other (1)	129	80
Inventories, net	547	526
Other current assets	39	33

Total current assets	1,108	1,044

Fixed assets, net	1,669	1,716
Amortizable intangible assets, net	63	65
Goodwill	81	81
Deferred income tax assets	941	1,076
Other assets	163	165

Total assets	$4,025	$4,147

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$438	$420
Current portion of long-term debt	1	1

Total current liabilities	439	421

Long-term debt, net of current portion	674	788
Pension and other postretirement benefit obligations	1,148	1,257
Deferred income tax liabilities	1	13
Other liabilities	71	68

Total liabilities	2,333	2,547

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,797	3,793
Deficit	(1,212)	(1,294)
Accumulated other comprehensive loss	(774)	(780)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,691	1,599

Noncontrolling interests	1	1

Total equity	1,692	1,600

Total liabilities and equity	$4,025	$4,147

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months
	Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$82	$(119)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	5	7
Depreciation and amortization	107	101
Closure costs, impairment and other related charges	—	60
(Reversal of) inventory write-downs related to closures	(1)	13
Deferred income taxes	75	46
Net pension contributions and other postretirement benefit payments	(70)	(57)
Net gain on disposition of assets	(4)	—
Loss (gain) on translation of foreign currency denominated deferred income taxes	44	(38)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(36)	32
Net planned major maintenance payments	(3)	(8)
Changes in working capital:
Accounts receivable	17	35
Inventories	(20)	10
Other current assets	(1)	2
Accounts payable and accrued liabilities	18	(27)
Other, net	7	3

Net cash provided by operating activities	220	60

Cash flows from investing activities:
Cash invested in fixed assets	(53)	(116)
Disposition of assets	2	—
Increase in countervailing duty cash deposits on supercalendered paper (1)	(11)	(12)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(41)	(4)
Increase in countervailing duty cash deposits on uncoated groundwood paper	(6)	—

Net cash used in investing activities	(109)	(132)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(114)	77
Payments of financing and credit facility fees	(1)	—

Net cash (used in) provided by financing activities	(115)	77

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(2)	3

Net (decrease) increase in cash and cash equivalents, and restricted cash	(6)	8
Cash and cash equivalents, and restricted cash:
Beginning of period	49	73

End of period	$43	$81

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$6	$44
Restricted cash (included in “Other current assets” and “Other assets”)	37	37

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended June 30, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$121	$72	$0.77

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Closure costs, impairment and other related charges	1	1	0.01
Net gain on disposition of assets	(4)	(4)	(0.04)
Non-operating pension and OPEB credits	—	(12)	(0.13)
Other expense, net	—	2	0.02
Income tax effect of special items	—	6	0.07

Adjusted for special items	$118	$66	$0.71

Three months ended June 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(48)	$(74)	$(0.82)

Adjustments for special items:
Foreign exchange gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	65	65	0.72
Inventory write-downs related to closures	9	9	0.10
Start-up costs	7	7	0.08
Non-operating pension and OPEB credits	—	(1)	(0.01)
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(4)	(0.05)

Adjusted for special items	$33	$(3)	$(0.03)

Six months ended June 30, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$169	$82	$0.88

Adjustments for special items:
Foreign exchange loss	—	2	0.02
Closure costs, impairment and other related charges	1	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Net gain on disposition of assets	(4)	(4)	(0.05)
Non-operating pension and OPEB credits	—	(25)	(0.27)
Other expense, net	—	8	0.09
Income tax effect of special items	—	12	0.13

Adjusted for special items	$173	$83	$0.89

Six months ended June 30, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(57)	$(121)	$(1.34)

Adjustments for special items:
Foreign exchange gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	72	72	0.80
Inventory write-downs related to closures	13	13	0.14
Start-up costs	15	15	0.16
Non-operating pension and OPEB credits	—	(4)	(0.05)
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(3)	(0.03)

Adjusted for special items	$43	$(33)	$(0.37)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$41	$(10)	$79	$18	$4	$(60)	$72
Interest expense						11	11
Income tax provision						47	47
Depreciation and amortization	8	5	7	17	12	5	54

EBITDA	$49	$(5)	$86	$35	$16	$3	$184
Foreign exchange loss						1	1
Closure costs, impairment and other related charges						1	1
Net gain on disposition of assets						(4)	(4)
Non-operating pension and OPEB credits						(12)	(12)
Other expense, net						2	2

Adjusted EBITDA	$49	$(5)	$86	$35	$16	$(9)	$172

Three months ended June 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$16	$(1)	$45	$(7)	$(7)	$(119)	$(73)
Interest expense						12	12
Income tax provision						19	19
Depreciation and amortization	8	1	7	17	11	6	50

EBITDA	$24	$—	$52	$10	$4	$(82)	$8
Foreign exchange gain						(3)	(3)
Closure costs, impairment and other related charges						65	65
Inventory write-downs related to closures						9	9
Start-up costs						7	7
Non-operating pension and OPEB credits						(1)	(1)
Other income, net						(2)	(2)

Adjusted EBITDA	$24	$—	$52	$10	$4	$(7)	$83

Six months ended June 30, 2018 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$74	$(11)	$132	$14	$(3)	$(124)	$82
Interest expense						24	24
Income tax provision						78	78
Depreciation and amortization	15	6	15	33	24	14	107

EBITDA	$89	$(5)	$147	$47	$21	$(8)	$291
Foreign exchange loss						2	2
Closure costs, impairment and other related charges						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Net gain on disposition of assets						(4)	(4)
Non-operating pension and OPEB credits						(25)	(25)
Other expense, net						8	8

Adjusted EBITDA	$89	$(5)	$147	$47	$21	$(19)	$280

Six months ended June 30, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$23	$(1)	$65	$(11)	$(3)	$(192)	$(119)
Interest expense						23	23
Income tax provision						48	48
Depreciation and amortization	16	2	16	33	23	11	101

EBITDA	$39	$1	$81	$22	$20	$(110)	$53
Foreign exchange gain						(3)	(3)
Closure costs, impairment and other related charges						72	72
Inventory write-downs related to closures						13	13
Start-up costs						15	15
Non-operating pension and OPEB credits						(4)	(4)
Other income, net						(2)	(2)

Adjusted EBITDA	$39	$1	$81	$22	$20	$(19)	$144

See Notes to the Reconciliations of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	On February 26, 2015, a countervailing duty petition was filed with the U.S. Department of Commerce (or “Commerce”) and the U.S. International Trade Commission by certain U.S. supercalendered (or “SC”) paper producers requesting that the U.S. government impose countervailing duties on Canadian-origin SC paper exported to the U.S. market. One of our subsidiaries was identified in the petition as being a Canadian exporting producer of SC paper to the U.S. and was selected as a mandatory respondent to be investigated by Commerce. As a result of that investigation, after August 3, 2015, we were required to pay cash deposits to the U.S. Customs and Border Protection agency for estimated countervailing duties on our U.S. imports of SC paper produced at our Canadian mills. Between August 3, 2015 and October 15, 2015, we were required to make cash deposits at a rate of 2.04%. On October 15, 2015, that rate increased to 17.87%, 17.10% of which was not based on any countervailable subsidy we received, but rather on a punitive application of “adverse facts available.”

On March 21, 2018, Verso Corporation, the sole remaining U.S. SC paper petitioner, filed a request with Commerce for a changed circumstances review to revoke the countervailing duty order, retroactive to August 3, 2015, and for Commerce to refund all countervailing duty deposits with interest. On May 8, 2018, Commerce announced the initiation of a changed circumstances review, and on July 6, 2018, Commerce signed the revocation order. As a result, we will receive a refund of all outstanding cash deposits made on our U.S. imports of SC paper produced at our Canadian mills, plus interest, and no further cash deposits will be required going forward. In addition, this resulted in the termination of all pending administrative reviews.

Through June 30, 2018, our cumulative cash deposits, to be refunded, totaled $60 million. These cash deposits were recorded in “Accounts receivable, net – Other” in our Consolidated Balance Sheets.

2.	In March 2017, the Financial Accounting Standards Board (or the “FASB”) issued Accounting Standards Update (or “ASU”) 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which requires employers that present a measure of operating income in their statements of earnings to disaggregate and present only the service cost component of net periodic pension cost and net periodic other postretirement benefit (or “OPEB”) cost in operating expenses (together with other employee compensation costs arising during the period). The other components of the net periodic pension cost and net periodic OPEB cost (or “Non-operating pension and OPEB costs”) are reported separately outside any subtotal of operating income. This update is effective retrospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU on January 1, 2018.

The effect of this ASU on our Consolidated Statements of Operations for the three months ended June 30, 2018 and 2017, was as follows:

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$627	$12	$639	$645	$1	$646
Operating income (loss)	133	(12)	121	(47)	(1)	(48)
Non-operating pension and other postretirement benefit credits	—	12	12	—	1	1

The effect of this ASU on our Consolidated Statements of Operations for the six months ended June 30, 2018 and 2017, was as follows:

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$1,227	$26	$1,253	$1,312	$5	$1,317
Selling, general and administrative expenses	86	(1)	85	80	(1)	79
Operating income (loss)	194	(25)	169	(53)	(4)	(57)
Non-operating pension and other postretirement benefit credits	—	25	25	—	4	4

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with FASB Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and OPEB costs and credits, other income (expense), net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.